U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                                      SEC File Number 0-26947
                                                    CUSIP Number 09060V 10 94

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended: December 31, 2001
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     Nothing in this Form shall be  construed to imply that the  Commission  has verified any information contained herein.

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     If the  notification  relates  to a portion of the  filing  checked  above,
identify    the    Item(s)   to   which   the    notification    relates:    N/A
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Part I - Registrant Information
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Full Name of Registrant:  WHISPERING OAKS INTERNATIONAL, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      7080 River Road, Suite 215

City, State and Zip Code

      Richmond, B.C., Canada V6X 1X5

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Part II - Rules 12b-25(b) and (c)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

    During the year ended December 31, 2001, the Company changed its business and its management. This will be the first 10-K filed by the Company reflecting its new business and management. As a result, additional time is needed to file the report.

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Part IV - Other Information
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

              William T. Hart          (303)                    839-0061
              -----------------        -----                    --------
                  (Name)             (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been
     filed? If answer is no, identify report(s). [X] Yes    [ ]  No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
         in the subject report or portion thereof?        [X] Yes  [  ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      During the year ended December 31, 2001 the Company changed its business. The financial statements of the Company for the year ended December 31, 2001 will reflect the operating results of the Company's new business.


                       Whispering Oaks International, Inc.
                    ---------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 29, 2002                        By
                                                -------------------------
                                                William T. Hart, Attorney for
                                                Whispering Oaks International,
                                                Inc.
                                                1624 Washington St.
                                                Denver, CO  80203
                                                Phone: (303) 839-0061

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).